CONTACT:  MIKE WALSH, PRESIDENT AND CEO
                                    Tandycrafts, Inc. (817) 551-9600
FOR IMMEDIATE RELEASE               or Jeff Lambert, Brian Edwards
                                    (LamEdPR@aol.com)
                                    Lambert, Edwards & Associates, Inc.
                                    (616) 233-0500


                  TANDYCRAFTS REALIGNS, STRENGTHENS MANAGEMENT TEAM

FORT WORTH, Texas - May 3, 1999 - Tandycrafts, Inc. (NYSE:TAC) today announced it has elevated James D. Allen to the position of executive vice president and chief operating officer. Tandycrafts also named Michael J. Murray as treasurer and Troy A. Huseman as controller.

The Fort Worth, Texas-based consumer products maker and marketer said the naming of Allen, who previously served as executive vice president and chief financial officer, reflects his expanded role in leading Tandycrafts' efforts to reorganize and improve operations.

"Jim has proven to be a strong leader in the repositioning of Tandycrafts as a consumer-products oriented company. He has provided expertise and direction in all areas of the business from product development to manufacturing to sales," said Michael Walsh, Tandycrafts president and chief executive officer. "This new position places operations accountability under his oversight, and the Board is confident in his ability to continue to add value."

Allen, 39, has been with the Company since 1993 in a variety of finance and operations positions. He joined Tandycrafts from a senior manager position at national accounting firm Price Waterhouse, LLP.

Tandycrafts also announced the naming of Murray as treasurer and Huseman as controller.

Murray, 32, will take over many of Allen's financial management duties for the Company. His new role will also include serving as the shareholder and analyst liaison for Tandycrafts, as it works to develop and expand its investor relations efforts. Murray most recently served as director of special projects for Tandycrafts and has been instrumental in a number of strategic initiatives and reorganization projects at the Company. He joined Tandycrafts in 1996 from national retailer Pier 1 Imports, Inc., where he was director of financial accounting. Murray previously worked as manager at Price Waterhouse, LLP.

Huseman, 31, was promoted to the post of controller from the position of director of financial reporting and planning. He joined Tandycrafts in 1996 from the accounting firm Price Waterhouse, LLP.

Tandycrafts, Inc. (www.tandycrafts.com) is a manufacturer, distributor and retailer of consumer products, including frames and wall decor, office supplies, leather and crafts, and novelties and promotional products. The Company's products are marketed and sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet. Tandycrafts is headquartered in Fort Worth, Texas.

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